EXHIBIT 5.1

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

May 25, 2022

Board of Directors

Tenax Therapeutics, Inc.

ONE Copley Parkway, Suite 490

Morrisville, North Carolina 27560

Ladies and Gentlemen:

We have acted as counsel to Tenax Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the resale from time to time by the selling stockholder listed in the Registration Statement under the heading “Selling Stockholder”, as detailed in the Registration Statement, of 21,192,054 shares of common stock, $0.0001 par value per share of the Company (the “Warrant Shares”), issuable upon exercise of warrants (the “Warrants”) issued in the Company’s May 2022 private placement pursuant to that certain Securities Purchase Agreement for Units, dated May 17, 2022.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

In connection with the foregoing, we have relied upon, among other things, our examination of such documents, records of the Company and certificates of its officers and public officials as we deemed necessary for purposes of the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that (i) the Warrant Shares have been duly authorized for issuance, and (ii) when the Warrant Shares have been sold and issued as described in the Registration Statement and in accordance with the provisions of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is limited to the Delaware General Corporation Law, including the statutory provisions of the Delaware General Corporate Law and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and reference to our firm under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.

Sincerely,

/s/ Wyrick Robbins Yates & Ponton LLP